EXHIBIT 99.1

Senomyx Announces third Quarter 2006 Financial Results

Second Collaborative Research and Commercialization Agreement with Ajinomoto Co., Inc.

Opens New Market Opportunities to Senomyx

LA JOLLA, CA – October 20, 2006 – Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor-based assays to discover novel flavor ingredients for the packaged food and beverage industry, today reported financial results for the third quarter of 2006.  For the three months ended September 30, 2006, the Company recognized revenues of $3.2 million and incurred total expenses of $9.2 million, with a total net loss of $5.0 million.  As of September 30, 2006 the Company had cash, cash equivalents and short term investments of approximately $77.6 million.

“Senomyx was very active with our business and scientific efforts during the third quarter of 2006,” said Kent Snyder, President and Chief Executive Officer of the Company.  “As reported earlier this month, we were very pleased to enter into our second collaboration with Ajinomoto, a leading worldwide food product manufacturer.  During the three-year collaborative period, we will work with Ajinomoto on the discovery and development of specified natural flavor ingredients.  Under the terms of the new agreement, Ajinomoto will have rights for exclusive worldwide commercialization of these new flavor ingredients.”

The new agreement with Ajinomoto is the Company’s first collaboration that is dedicated solely to natural flavor ingredients.  “We believe this natural ingredient initiative provides additional value to Senomyx by opening new market opportunities to reach consumers preferring all natural foods,” Snyder noted.

Senomyx now has nine discovery and development collaborations with six of the world’s foremost packaged food and beverage companies: Ajinomoto, Cadbury Schweppes, Campbell Soup, Coca-Cola, Kraft Foods, and Nestlé.  “It is especially rewarding to us when existing collaborators extend or expand their partnerships with the company, which we believe is a validation of our technology approach and an indication of our strong working relationships,” Snyder stated.

“We feel that Senomyx is very fortunate to have both a technology platform and a business model that should provide significant leverage and long-term value,” Snyder explained.  “On the technology side, we are working to maximize the value of our technology and intellectual property by not only focusing on our current Discovery & Development programs, but by leveraging this work to pursue new taste programs and opportunities such as natural flavor ingredients.

“On the business side, we are growing our addressable markets by establishing new collaborations, as well as extending and expanding our current collaborations.  In addition, we continue to pursue new market opportunities with leaders in the packaged food and beverage industry to broaden our food product categories and increase our royalty revenue potential,” Snyder said.

Programs Update:

•              Savory Program:  The primary applications of the Company’s savory flavor ingredients are to reduce or eliminate monosodium glutamate (MSG) and other additives such as sodium inosinate (IMP), and to enhance the savory taste of foods.  One of the Company’s collaborators has been preparing for initial commercialization of products that contain one or more of Senomyx’s savory flavor ingredients.  Initial consumer testing has been completed, and additional regional testing is ongoing to finalize the products for launch.  Preparations for packaging, shipping, and marketing plans are in process for the launch, and a third party manufacturer has been selected to provide commercial quantities of Senomyx’s savory ingredients to the collaborator on a long term basis.  Based on recent feedback, the Company believes that the initial launch of products containing Senomyx’s savory flavor ingredients will occur in a significant country late in the first quarter or early in the second quarter of 2007. Senomyx cannot provide specific information regarding the targeted countries or products at this time due to confidentiality obligations and competitive reasons.

Senomyx expects that the Company’s savory ingredients will receive regulatory approval in China by the end of the year.  This approval opens the world’s largest MSG market to products containing Senomyx’s savory ingredients.

Senomyx also has ongoing activities with a second collaborator for the Savory Program.  These activities include initial taste testing and product prototype development work that the Company believes will support future launches of products containing its savory ingredients.

•              Sweet Program:  The primary goal for this program is to identify flavor ingredients that allow a significant reduction of carbohydrate sweeteners in food and beverage products while maintaining the desired sweet taste.  These sweet taste enhancers are targeted at the large market for mid-calorie products. The Company’s focus over the last several months has been to improve the potency, water solubility, and other physical properties of compounds that have been identified as potential sweet taste enhancers, and to conduct taste tests with product prototypes.

During the past quarter, Senomyx identified and initiated short term safety studies with several compounds that the Company believes could meet one of its collaborator’s requirements for product candidates.  The collaborator plans to conduct internal and external sensory evaluation of product prototypes, followed by consumer guidance testing when the safety studies are completed.  The results of these tests will be used by the collaborator as the basis for selection of a product candidate for final development.  The selection of the product candidate will therefore drive the timing for the first commercial sale of a product from the Sweet Program.  Based on the new, more comprehensive collaborator evaluation process for selection of product candidates, the Company expects that initial commercialization will occur in 2008.

In a new advancement, Senomyx scientists have used the Company’s proprietary screening assays to identify many synthetic and natural compounds that could potentially be developed as novel high potency sweeteners.  Senomyx believes that the continuing demand for no-calorie or low-calorie alternatives to carbohydrate sweeteners presents an attractive, sizable market opportunity, and the prospect for natural high potency sweeteners is especially significant since currently there are no broadly used high potency sweeteners that are natural ingredients.  The Company plans to pursue a new high potency sweetener initiative in parallel with its active efforts toward the discovery and development of sweet taste enhancers for the mid-calorie market.

•              Salt Program:   The goal of the salt program is to identify flavor ingredients that provide for a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  Activities during the past quarter have focused on identifying compounds that are active in the Company’s in vitro assays using the sodium ion channels, Alpha ENaC and Delta ENaC, optimizing these compounds, and conducting taste tests to determine whether they provide a taste effect, which is the ability to maintain the desired salt taste in a reduced-salt product.

Although Senomyx scientists have discovered a number of compounds that are active against Alpha and Delta ENaC in these assays, to date none has provided a taste effect that is sufficient to warrant further development of the compound as a potential product candidate.  The Company is continuing to optimize ENaC enhancers while also identifying alternative ion channels and receptors that may also play a role in salt taste perception.  Studies are in progress to test whether these newly identified ion channels and receptors are appropriate targets to use for the discovery of enhancers of a mediator of salty taste.  Timing for commercialization of a salt flavor ingredient is dependent upon identification of a product candidate that demonstrates an acceptable salt taste effect.  As a result, the Company does not expect to achieve a commercial sale of a product with a Senomyx salt enhancer before the end of 2007.  Senomyx will be in a better position to provide guidance on the timing of commercialization after identification of a compound that demonstrates an acceptable salt taste effect.

•              Bitter Program:  The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of packaged foods and beverages.  The bitter taste modulators resulting from this program may also have applications for pharmaceutical and over-the-counter (OTC) health care products.  The initial steps of this program involve the identification of taste receptors that respond to bitter ingredients known to be present in a variety of foods, beverages, and pharmaceuticals, followed by the use of these receptors to discover bitter taste blockers.

As announced in September, Senomyx has been granted an important new U.S. patent, “T2R Taste Receptors and Genes Encoding Same.”  T2Rs are a family of human bitter taste receptors that are activated by bitter-tasting food ingredients and certain pharmaceuticals.  The issued claims of the new patent cover the sequence of the human receptor hT2R61 and certain related receptors, as well as cells containing the receptors.  The human bitter taste receptors covered in the new patent have been shown to be activated by the commonly used high-potency sweeteners saccharin and acesulfame potassium, which many individuals associate with a bitter taste.  The receptors claimed in the patent may be used in Senomyx’s proprietary assay systems to screen for new flavor ingredients that block the bitter taste imparted by these sweeteners. The Company has additional pending patent applications covering other bitter taste receptors and their use in identifying bitter taste blockers.

Senomyx has begun screening for bitter blockers using assays based on selected receptors.  A number of compounds that block a targeted bitter receptor in the in vitro assay have been identified.  These compounds are being optimized to provide a taste effect — for example an optimized compound that, when added to a bitter sample, results in reduced bitterness or no bitter taste.  Identifying such compounds will help support discussions related to additional collaborations for the bitter taste modulation program.

Financial Review:

Revenues were $3.2 million for the third quarter 2006, compared to $2.1 million for the third quarter of 2005, an increase of 50%.  Revenues were $8.8 million for the nine months ended September 30, 2006, compared to $7.1 million for the same period in 2005, an increase of 24%.  These increases are due primarily to the commencement of revenue recognition for the Company’s collaboration with Ajinomoto Co., Inc. in the second quarter of 2006, and increased research funding from another of the Company’s collaborators.

Research and development expenses, including stock-based compensation expense, for the third quarter and year to date were $6.1 million and $19.0 million, respectively, for 2006, compared to $4.7 million and $14.8 million, respectively, for 2005.  The increase for the year to date is due primarily to increased levels of outsourced activities and scientific supplies associated with the Company’s discovery and development programs.

General and administrative expenses, including stock-based compensation expense, for the third quarter and year to date were $3.1 million and $10.5 million, respectively, for 2006, compared to $2.4 million and $7.5 million, respectively, for 2005.  The increase in general and administrative expenses was due to increased non-cash, stock-based compensation expense resulting from the implementation of SFAS 123(R) in the first quarter of 2006 and to increased personnel expenses driven by increased headcount and one-time consulting expenses.

The net loss for the third quarter and year to date were $5.0 million and $17.8 million, or $0.17 per share and $0.60 per share, respectively, for 2006, compared to $4.7 million and $14.4 million, or $0.18 per share and $0.57 per share, respectively, for 2005.

“We will continue to manage our operations closely as we advance our discovery and development programs towards commercialization,” said John Poyhonen, Senior Vice President, Chief Financial and Business Officer.  “With respect to financial guidance, we have updated our revenue range to $12 million to $13 million from $14 million to $16 million for 2006.  This change is based on the timing of milestone payments in our collaborative agreements and the timing of executing new collaborative agreements.  We expect other financial parameters to be within the original range, while the net cash used in operating activities will likely be less than the financial guidance provided in February 2006,” Poyhonen added.

On the balance sheet, deferred revenue increased approximately $4.2 million from December 31, 2005 to September 30, 2006, primarily due to the second quarter receipt of a $5.7 million payment made by a collaborator in advance of associated revenues being recognized.

Property and equipment, net, increased approximately $8.5 million from December 31, 2005 to September 30, 2006.  Other non-current liabilities increased approximately $7.2 million from December 31, 2005 to September 30, 2006.  The increase in both areas is due to the new facility that the Company will occupy, which the Company expects to be completed in the fourth quarter of 2006.  For a more detailed explanation of accounting for the Company’s leasehold liability, please see the Company’s second quarter 2006 Quarterly Report on Form 10-Q, which was filed on August 8, 2006.

Conference Call:

Senomyx will host a conference call at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To access the call in the U.S. dial 866-203-3436, or from outside the U.S. dial 617-213-8849.  The participant passcode for this conference call is 66709260.  Additionally, the call will be webcast under the Investor Relations section of Senomyx’s website at www.Senomyx.com and will be archived there for 30 days following the conclusion of the conference call.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company focused on using proprietary taste receptor-based assays, screening technologies and optimization chemistry to discover and develop novel flavors, flavor enhancers and taste modulators for the packaged food and beverage industry.  Senomyx’s current programs focus on the development of flavors, flavor enhancers and taste modulators in the savory, sweet, salt and bitter taste areas.  Senomyx has entered into nine product discovery and development collaborations with six of the world’s leading packaged food and beverage companies: Ajinomoto Co., Inc., Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc. and Nestlé SA.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Senomyx’s projected financial results for 2006; projected development timelines; Senomyx’s ability to enter into additional collaborations; the size of any market for Senomyx’s products; the progress and capabilities of Senomyx’s discovery and development programs; the benefits to be derived from relationships with Senomyx’s product discovery and development collaborators, technology collaborators and licensors and Senomyx’s ability to enter into and maintain these relationships; Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and commercialize products incorporating Senomyx’s flavor enhancers and taste modulators in packaged foods and beverages; the continued funding of Senomyx discovery and development programs by its collaborators; Senomyx’s ability to strengthen discovery and development capabilities; and whether any published scientific discoveries of the Company contribute to commercial products or the Company’s ability to generate revenues. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavors, flavor enhancers or taste modulators Senomyx may discover; Senomyx may be unable to develop flavors, flavor enhancers or taste modulators useful for formulation into products; Senomyx or its collaborators may be unable to obtain and maintain the GRAS determination or regulatory approval required for flavors, flavor enhancers or taste modulators to be incorporated into products that are sold; even if Senomyx or its collaborators receive a GRAS determination or regulatory approval and incorporate Senomyx flavors, flavor enhancers or taste modulators into products, those products may never be commercially successful; and Senomyx’s ability to compete in the flavor and flavor enhancer market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:

Financial	Investor Relations
John Poyhonen	Gwen Rosenberg
Senomyx, Inc.	Senomyx, Inc.
858-646-8302	858-646-8369
john.poyhonen@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$3,204	$2,130	$8,830	$7,118

Operating expenses:
Research and development (including $774, $432, $2,321, and $2,402, respectively, of non-cash stock-based compensation)	6,143	4,658	18,978	14,797
General and administrative (including $996, $534, $3,453 and $2,271, respectively, of non-cash stock-based compensation)	3,103	2,392	10,502	7,493
Total operating expenses	9,246	7,050	29,480	22,290

Loss from operations	(6,042)	(4,920)	(20,650)	(15,172)

Interest income	1,027	257	2,848	732

Net loss	$(5,015)	$(4,663)	$(17,802)	$(14,440)

Basic and diluted net loss per share	$(0.17)	$(0.18)	$(0.60)	$(0.57)

Weighted average shares used in computing basic and diluted net loss per share	29,858	25,357	29,730	25,286

Condensed Balance Sheets

(in thousands)

	Sept. 30, 2006	December 31, 2005
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$77,640	$83,813
Other current assets	2,004	2,300
Property and equipment, net	10,894	2,418
Total assets	$90,538	$88,531

Accounts payable , accrued expenses and other current liabilities	$4,617	$4,207
Deferred revenue	5,878	1,728
Other non-current liabilities	7,349	151
Stockholders’ equity	72,694	82,445
Total liabilities and stockholders’ equity	$90,538	$88,531